Exhibit 2.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

DATED AS OF March 31, 2020

BY AND BETWEEN

ARCONIC INC.

AND

ARCONIC ROLLED PRODUCTS CORPORATION

TABLE OF CONTENTS

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of March 21, 2020 by and between Arconic Inc., a Delaware corporation (“Parent”), and Arconic Rolled Products Corporation, a Delaware corporation (“GRP&E/BCS SpinCo”) (collectively, the “Companies” and each, a “Company”).

RECITALS

WHEREAS, Parent and GRP&E/BCS SpinCo have entered into a Separation and Distribution Agreement, dated as of March 31,2020 (the “Separation and Distribution Agreement”), providing for the separation of the Howmet Aerospace Business from the GRP&E/BCS Business (the “Separation”);

WHEREAS, Parent and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Separation as set forth in the Separation Step Plan;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, Parent will, among other things, (a) contribute, convey, sell and otherwise transfer (and cause its Subsidiaries to contribute, convey, sell and otherwise transfer) the GRP&E/BCS Assets to GRP&E/BCS SpinCo and the other members of the GRP&E/BCS Group and (b) cause GRP&E/BCS SpinCo and the other members of the GRP&E/BCS Group to assume the GRP&E/BCS Liabilities;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, (a) Arcolux will transfer all of the equity interests in New GRP Holdco to Parent in exchange for a note (which note will be distributed to AIHC, which at the time of such distribution will be treated as disregarded as separate from Parent for U.S. federal income tax purposes, and cancelled by AIHC) (the “First Internal Distribution”), (b) Arcolux will distribute all of the equity interests of Arconic UK Holdings Limited, a United Kingdom company (which at the time of such distribution will be treated as disregarded as separate from Arcolux for U.S. federal income tax purposes and which will own all of the equity interests of Arconic Manufacturing), to AIHC (the “Second Internal Distribution”), (c) Parent will contribute the GRP&E/BCS Assets to GRP&E/BCS SpinCo in exchange for (i) the assumption by GRP&E/BCS SpinCo of the GRP&E/BCS Liabilities, (ii) the actual or deemed issuance by GRP&E/BCS SpinCo to Parent of GRP&E/BCS Shares, and (iii) the GRP&E/BCS Cash Payment (the “Contribution”) and (d) Parent will make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding GRP&E/BCS Shares (the “External Distribution,” and, together with the First Internal Distribution and the Second Internal Distribution, the “Distributions”);

WHEREAS, for Federal Income Tax purposes, it is intended that the Contribution and the External Distribution, taken together, shall qualify as a “reorganization” pursuant to Sections 368(a)(1)(D) and 355(a) of the Code;

WHEREAS, Parent intends to transfer amounts received pursuant to the GRP&E/BCS Cash Payment to its creditors in pursuance of the plan of reorganization for purposes of Section 361(b)(1)(A) and 361(b)(3) of the Code; and

WHEREAS, the Companies desire to provide for and agree upon the allocation between them of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distributions, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

Article 1.        Definition of Terms. For purposes of this Agreement (including the Recitals hereof), the following terms have the following meanings:

“Accounting Cutoff Date” means any date as of the end of which there is a closing of the financial accounting records.

“ACICL” means Arconic (China) Investment Company Limited, a Chinese company.

“Active Trade or Business” means, with respect to each of Parent and GRP&E/BCS SpinCo, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by such entity and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trades or businesses relied upon to satisfy Section 355(b) of the Code with respect to the External Distribution (as further described in the Representation Letters) as conducted immediately prior to the External Distribution.

“Actually Realized” or “Actually Realizes” means actually incurred or realized (or actually incurs or realizes), and, for purposes of determining the timing of the incurrence of any Tax Liability or the realization of a Refund (or any related Tax cost or Tax Benefit), whether by receipt or as a credit or other offset to Taxes otherwise payable, by a Person in respect of any payment, transaction, occurrence or event, such Tax Liability or Refund (or any related Tax cost or Tax Benefit) shall be Actually Realized at the time at which the amount of Taxes paid or Refund realized by such Person is increased above or reduced below the amount of Taxes that such Person would have been required to pay or Refund that such Person would have realized but for such payment, transaction, occurrence or event.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset and (c) any claim for Refund of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“AIHC” means Arconic International Holding Company LLC, a Delaware limited liability company.

“Alcoa” means Alcoa Corporation, a Delaware corporation.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Arcolux” means Arconic Luxembourg S.à.r.l., a Luxembourg company.

“Arconic (Kunshan)” means Arconic (Kunshan) Aluminum Products Company, Ltd., a Chinese company.

“Arconic Manufacturing” means Arconic Manufacturing (GB) Limited, a United Kingdom company.

“Arconic (Qinhuangdao)” means Arconic (Qinhuangdao) Aluminum Industries Co. Ltd, a Chinese company.

“Business” means the Howmet Aerospace Business or the GRP&E/BCS Business, or both, as the context requires.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in Pittsburgh, Pennsylvania or New York, New York.

“Capital Stock” means all classes or series of capital stock of an entity, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in such entity for Federal Income Tax purposes.

“CFO Certificate” has the meaning set forth in Section 7.03.

“Change of Control” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Return” means a consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group, group payment or similar group or fiscal unity other than a Tax Return with respect to a group entitled to or claiming “group relief” under the applicable Tax Laws of the United Kingdom or a Tax Return of any member of such group) that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the GRP&E/BCS Group (for the avoidance of doubt, including any such Income Tax Return that is a Parent Federal Consolidated Income Tax Return and not including any Tax Return required to be filed on a separate basis by any French entity that is a member of a French tax consolidated group).

“Companies” or “Company” has the meaning set forth in the Preamble.

“Compensatory Equity Interests” has the meaning set forth in Section 6.02(a).

“Contribution” has the meaning set forth in the Recitals.

“Distributions” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“External Distribution” has the meaning set forth in the Recitals.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of March 31, 2020, by and between Parent and GRP&E/BCS SpinCo.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Tax.

“Federal Tax” means any Federal Income Tax or Federal Other Tax.

“Federal Traceable Tax” means any Federal Other Tax that can be clearly and directly traced to a specific location used, or function or activity engaged in, exclusively by a member or members of only one Group or only one Business (for the avoidance of doubt, excluding any Taxes traceable to any corporate locations, functions or activities that were used by or supported members of both Groups or both Businesses, such as property/rents or similar taxes imposed with respect to any Pre-Distribution Period on Parent’s New York, New York, headquarters).

“First Internal Distribution” has the meaning set forth in the Recitals.

“Fifty-Percent or Greater Interest” has the meaning ascribed to the term “50-percent or greater interest” for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, by (a) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a State, local or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local or foreign taxing jurisdiction; (d) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies.

“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Tax.

“Foreign Tax” means any Foreign Income Tax or Foreign Other Tax.

“Foreign Traceable Tax” means any Foreign Other Tax that can be clearly and directly traced to a specific location used, or function or activity engaged in, exclusively by a member or members of only one Group or only one Business (for the avoidance of doubt, excluding any Taxes traceable to any corporate locations, functions or activities that were used by or supported members of both Groups or both Businesses).

“Former GRP&E/BCS Group Employee” has the meaning ascribed to the term “Former Spinco Group Employee” in the Employee Matters Agreement.

“Former Nonemployee Director” has the meaning set forth in the Employee Matters Agreement.

“Former Parent Group Employee” has the meaning set forth in the Employee Matters Agreement.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Group” means the Parent Group or the GRP&E/BCS Group, or both, as the context requires.

“GRP&E/BCS Assets” has the meaning set forth in the Separation and Distribution Agreement.

“GRP&E/BCS Business” has the meaning set forth in the Separation and Distribution Agreement.

“GRP&E/BCS Capital Stock” means all classes or series of capital stock of GRP&E/BCS SpinCo, including (a) the GRP&E/BCS Shares, (b) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in GRP&E/BCS SpinCo for Federal Income Tax purposes.

“GRP&E/BCS Carryback Item” means any net operating loss, net capital loss, excess tax credit or other similar Tax item of any member of the GRP&E/BCS Group which may or must be carried from any Post-Distribution Period to any Pre-Distribution Period under the Code or other applicable Tax Law.

“GRP&E/BCS Cash Payment” means the cash distribution made by GRP&E/BCS SpinCo to Parent on the date hereof in connection with the Contribution and the Distribution.

“GRP&E/BCS Comp Deduction” has the meaning set forth in Section 6.02(a).

“GRP&E/BCS Group” means (a) GRP&E/BCS SpinCo and each of its Subsidiaries (including, for the avoidance of doubt, (i) any Subsidiary acquired or created by GRP&E/BCS SpinCo or any of its Subsidiaries after the External Distribution, (ii) any entity to which GRP&E/BCS SpinCo or any of its Subsidiaries is a successor for Federal Income Tax Purposes (or other applicable Tax purposes) and (iii) any entity that was a Subsidiary of GRP&E/BCS SpinCo immediately prior to the termination of such Subsidiary’s legal existence or the disposition of such Subsidiary) and (b) any entity that was disposed of or the legal existence of which was terminated prior to the Distribution Date that, prior to such disposition or termination, conducted businesses, operations or activities or held assets that primarily related to the GRP&E/BCS Business.

“GRP&E/BCS Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“GRP&E/BCS Retained Tax Benefit” means (a) any Tax Benefit in respect of any GRP&E/BCS Retained Taxes and (b) any Tax Benefit attributable to a GRP&E/BCS Comp Deduction.

“GRP&E/BCS Retained Taxes” means (a) one half of any Parent Upstream Spin Taxes, (b) 33.66% of any Taxes described in clause (i) of the definition of “UpstreamCo Retained Taxes” in the Upstream Spin TMA (such that 66% of such Taxes for which Parent is responsible pursuant to the Upstream Spin TMA shall be GRP&E/BCS Retained Taxes), (c) any Foreign Taxes for any Pre-Distribution Period imposed by the Federative Republic of Brazil (or any political subdivision thereof) other than any such Taxes imposed on or with respect to Howmet Rodas de Aluminio Ltda., (d) 25% of any Foreign Income Taxes for any Tax Period (or portion thereof) ending on or before December 31, 2019, imposed by Hungary (or any political subdivision thereof) on or with respect to Arconic Kofem Kft, and (e) any Traceable Taxes clearly and directly traced to the specific location used, or function or activity engaged in, exclusively by one or more members of the GRP&E/BCS Group or the GRP&E/BCS Business.

“GRP&E/BCS Return” has the meaning set forth in Section 4.02.

“GRP&E/BCS Separate Return” means any Separate Return of GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group.

“GRP&E/BCS Shares” means the shares of common stock, par value $0.01 per share, of GRP&E/BCS SpinCo, representing all of the outstanding GRP&E/BCS Capital Stock as of immediately before the Effective Time.

“GRP&E/BCS SpinCo” has the meaning set forth in the Preamble, and references herein to GRP&E/BCS SpinCo shall include any entity treated as a successor to GRP&E/BCS SpinCo.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.06 of this Agreement or (b) in which the amount of liability in dispute exceeds $5,000,000.

“Howmet Aerospace Business” has the meaning set forth in the Separation and Distribution Agreement.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” has the meaning set forth in Section 14.03.

“Indemnitor” has the meaning set forth in Section 14.03.

“Internal Spinco” means New GRP Holdco and Arconic Manufacturing.

“IRS” means the United States Internal Revenue Service.

“Joint Traceable Tax Contest” means any Tax Contest in respect of both (a) Traceable Taxes that are Parent Retained Taxes and (b) Traceable Taxes that are GRP&E/BCS Retained Taxes.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Loss” has the meaning set forth in Section 6.01(b).

“New GRP Holdco” means Arconic Nederland Holding B.V., a Netherlands company.

“Notified Action” has the meaning set forth in Section 7.05(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliated Group” means the affiliated group (as such term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Parent is the common parent.

“Parent Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Comp Deduction” has the meaning set forth in Section 6.02(a).

“Parent Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the Parent Affiliated Group.

“Parent Group” means Parent and each of its Subsidiaries (including, for the avoidance of doubt, (a) any Subsidiary acquired or created by Parent or any of its Subsidiaries after the External Distribution, (b) any entity to which Parent or any of its Subsidiaries is a successor for Federal Income Tax Purposes (or other applicable Tax purposes) and (c) any entity that was a Subsidiary of Parent immediately prior to the termination of such Subsidiary’s legal existence or the disposition of such Subsidiary), other than a member of the GRP&E/BCS Group.

“Parent Group Tax Attribute” has the meaning set forth in Section 6.01(d).

“Parent Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Nonemployee Director” has the meaning set forth in the Employee Matters Agreement.

“Parent Retained Tax Benefit” means (a) any Tax Benefit in respect of any Parent Retained Taxes and (b) any Tax Benefit attributable to a Parent Comp Deduction.

“Parent Retained Taxes” means (a) one half of any Foreign Income Taxes for any Tax Period (or portion thereof) ending on or before March 31, 2017, imposed by India (or any political subdivision thereof) on or with respect to Arconic of India Private Limited, (b) all Foreign Taxes for any Tax Period (or portion thereof) beginning after March 31, 2017 and ending on or before the Distribution Date, imposed by India (or any political subdivision thereof) on or with respect to Arconic of India Private Limited and (c) any Traceable Taxes clearly and directly traced to a specific location used, or function or activity engaged in, exclusively by one or more members of the Parent Group or the Howmet Aerospace Business.

“Parent Return” has the meaning set forth in Article 4.

“Parent Separate Return” means any Separate Return of Parent or any other member of the Parent Group.

“Parent Upstream Spin Taxes” means any (a) Separation Tax Losses (as such term is defined in the Upstream Spin TMA) allocated to Parent under Article 2 of the Upstream Spin TMA, including, for the avoidance of doubt, any such Separation Tax Losses for which Parent indemnifies Alcoa under the Upstream TMA and (b) Taxes allocated to Parent under Section 2.05(a)(i) the Upstream Spin TMA, including, for the avoidance of doubt, any such Taxes that are Australian stamp Taxes, provided, however, that, in each case, any Separation Tax Losses and/or Taxes resulting from or imposed by reason of any action, transaction or failure to act by Parent or any member of the Parent Group following the Distribution Date shall not constitute Parent Upstream Spin Taxes.

“Parent Shares” has the meaning set forth in the Separation and Distribution Agreement.

“Past Practices” has the meaning set forth in Section 4.03(a).

“Payment Date” means (a) with respect to any Parent Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (b) with respect to any other Tax Return, the corresponding or similar dates determined under the applicable Tax Law.

“Permitted GRP&E/BCS SpinCo Carryback” has the meaning set forth in Section 6.01(d).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 7.02(c).

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Privileged Documentation” has the meaning set forth in Section 9.03.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by GRP&E/BCS SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which GRP&E/BCS SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from GRP&E/BCS SpinCo and/or one or more holders of outstanding shares of GRP&E/BCS Capital Stock, a number of shares of GRP&E/BCS Capital Stock that would, when combined with any other changes in ownership of GRP&E/BCS Capital Stock potentially pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (a) the value of all outstanding shares of stock of GRP&E/BCS SpinCo as of the date of such transaction, or, in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of GRP&E/BCS SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (a) the adoption by GRP&E/BCS SpinCo of a shareholder rights plan or (b) issuances by GRP&E/BCS SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the shareholders whose voting power increases as a result or the non-exchanging or redeemed shareholders, as applicable. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Recipient” means, with respect to any transfer of assets (including equity interests) or liabilities occurring pursuant to any of the Separation Transactions, the Person receiving such assets and/or liabilities.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Refund” means any refund of Taxes, including any refund or reduction in Tax Liabilities by means of a credit or offset.

“Representation Letter” means any statement of facts and representations, officer’s certificate, representation letter and any other materials delivered by Parent, GRP&E/BCS SpinCo and/or any of their respective Affiliates or representatives in connection with the rendering by any Tax Advisor of any Tax Opinion.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing such Tax Return under this Agreement.

“Restriction Period” means the period beginning on the date hereof and ending (and including) the two-year anniversary of the Distribution Date.

“Retention Date” has the meaning set forth in Section 9.01.

“Second Internal Distribution” has the meaning set forth in the Recitals.

“Section 336(e) Election” has the meaning set forth in Section 7.08.

“Section 7.03 Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 30% instead of 40%.

“Separate GRP&E/BCS SpinCo Traceable Tax Contest” means any Tax Contest solely in respect of any Traceable Tax that is (a) a GRP&E/BCS Retained Tax and (b) reported or required to be reported on a Parent Separate Return or Parent Combined Return.

“Separate Parent Traceable Tax Contest” means any Tax Contest solely in respect of any Traceable Tax that is (a) a Parent Retained Tax and (b) reported or required to be reported on a GRP&E/BCS Separate Return.

“Separate Return” means (a) in the case of any Tax Return of any member of the Parent Group (including any consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group, group payment or similar group or fiscal unity)), any such Tax Return that does not include any member of the GRP&E/BCS Group and (b) in the case of any Tax Return of any member of the GRP&E/BCS Group (including any consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group, group payment or similar group or fiscal unity)), any such Tax Return that does not include any member of the Parent Group.

“Separate Traceable Tax Contest” means either a Separate Parent Traceable Tax Contest or a Separate GRP&E/BCS SpinCo Traceable Tax Contest.

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Separation-Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to (a) adversely affect, jeopardize or prevent (i) the Tax-Free Status or (ii) a Separation Transaction to have the tax treatment described in the Tax Opinions (or, if not so described in the Tax Opinions, in the Separation Step Plan) or to qualify as tax-free to the extent that tax-free treatment was intended or (b) otherwise affect the amount of Taxes imposed with respect to any of the Separation Transactions.

“Separation Step Plan” means the global step plan setting forth the specific transactions undertaken in furtherance of the Separation, attached as Schedule 2.1(a) to the Separation and Distribution Agreement, as subsequently adjusted or revised by the Companies (including to set forth the intended tax treatment of relevant transactions).

“Separation Tax Losses” means (a) all Taxes imposed pursuant to (or any reduction in a Refund resulting from) any settlement, Final Determination, judgment or otherwise; (b) all third-party accounting, legal and other professional fees and court costs incurred in connection with such Taxes (or reduction in a Refund), as well as any other out-of-pocket costs incurred in connection with such Taxes (or reduction in a Refund); and (c) all third-party costs, expenses and damages associated with any stockholder litigation or other controversy and any amount required to be paid by Parent (or any Affiliate of Parent) or GRP&E/BCS SpinCo (or any Affiliate of GRP&E/BCS SpinCo) in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from (x) the failure of the Tax-Free Status or (y) the failure of a Separation Transaction to have the tax treatment described in the Tax Opinions (or, if not so described in the Tax Opinions, in the Separation Step Plan) or to qualify as tax-free to the extent that tax-free treatment was intended; provided that amounts shall be treated as having been required to be paid for purposes of clause (c) of this definition to the extent they are paid in a good-faith compromise or settlement of an asserted claim.

“Separation Transactions” means the Contribution, the Distributions and the other transactions contemplated by the Separation and Distribution Agreement and the Separation Step Plan in furtherance of the Separation.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State or the District of Columbia that is imposed on or measured by income, including state and local franchise or similar Taxes measured by income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of a Tax imposed on or measured by income.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State or the District of Columbia, other than any State Income Tax.

“State Tax” means any State Income Tax or State Other Tax.

“State Traceable Tax” means any State Other Tax that can be clearly and directly traced to a specific location used, or function or activity engaged in, exclusively by a member or members of only one Group or only one Business (for the avoidance of doubt, excluding any Taxes traceable to any corporate locations, functions or activities that were used by or supported members of both Groups or both Businesses).

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” means any taxes, fees, assessments, duties or other similar charges imposed by any Tax Authority, including, without limitation, income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value-added, alternative minimum, estimated, unclaimed property or escheat, or other tax (including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax), and any interest, penalties, additions to tax or additional amounts in respect of the foregoing. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” has the meaning set forth in Section 15.01.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other similar Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes or otherwise having jurisdiction with respect to any Tax.

“Tax Benefit” means any Refund, credit, offset or other reduction in Taxes paid or payable. For purposes of this Agreement, the amount of any Tax Benefit Actually Realized by a Person as a result of any Tax Item shall be determined on a “with and without basis” as the excess of (a) the hypothetical liability of such Person for the relevant Tax for the relevant Tax Period, calculated as if such Tax Item had not been utilized but with all other facts unchanged, over (b) the actual liability of such Person for such Tax for such Tax Period, calculated taking into account such Tax Item (and, for this purpose, treating a Refund as a reduction in liability for Tax).

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Refund or other Tax Benefit).

“Tax-Free Status” means the qualification of (a) the First Distribution as a distribution described in Section 355(a) of the Code and a transaction in which the equity interests of New GRP Holdco distributed thereby constitute “qualified property” for purposes of Sections 355(c) of the Code (and neither Section 355(d) nor 355(e) of the Code causes such equity to be treated as other than “qualified property” for such purposes), (b) the Second Distribution as a distribution described in Section 355(a) of the Code and a transaction in which the equity interests of Arconic Manufacturing treated as distributed thereby constitute “qualified property” for purposes of Sections 355(c) of the Code (and neither Section 355(d) nor 355(e) of the Code causes such equity to be treated as other than “qualified property” for such purposes), (c) the Contribution and the External Distribution, taken together, as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code, (d) the External Distribution as a transaction in which the stock distributed thereby is “qualified property” for purposes of Section 361(c) of the Code (and neither Section 355(d) nor 355(e) of the Code causes such stock to be treated as other than “qualified property” for such purposes) and (e) the Contribution and the Distributions as transactions in which Parent, GRP&E/BCS SpinCo, and the members of each of the Parent Group and GRP&E/BCS Group, as applicable, recognize no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361 and/or 1032 of the Code, other than, in the case of the External Distribution, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority relating to any Tax.

“Tax Liability” means any liability or obligation for Taxes.

“Tax Opinion” means any opinion of a Tax Advisor delivered to Parent in connection with the Contribution and the External Distribution, or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contest, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case, with respect to or otherwise relating to Taxes.

“Tax Return” or “Return” means any report of Taxes due, any claim for Refund of Taxes paid, any information return with respect to Taxes, or any other report, statement, declaration, or document in respect of Taxes filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, schedules or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” has the meaning set forth in the Separation and Distribution Agreement.

“Third-Party Claim” has the meaning set forth in the Separation and Distribution Agreement.

“Traceable Tax” means any Federal Traceable Tax, State Traceable Tax or Foreign Traceable Tax.

“Traceable Tax Contest” means any Joint Traceable Tax Contest or any Separate Traceable Tax Contest.

“Transaction Transfer Taxes” means any sales, use, value-added, goods and services, stock transfer, registration, real estate transfer, stamp, documentary, notarial, filing, recordation and similar Taxes imposed on any transfer of assets (including equity interests) or liabilities occurring pursuant to the Separation Transactions.

“Transferor” means, with respect to any transfer of assets (including equity interests) or liabilities occurring pursuant to any of the Separation Transactions, the Person transferring such assets and/or liabilities.

“Transferred Director” has the meaning set forth in the Employee Matters Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Parent, and on which opinion Parent may rely, to the effect that (a) a transaction will not affect the Tax-Free Status and (b) will not adversely affect any of the conclusions set forth in the Tax Opinions; provided that any tax opinion obtained in connection with a proposed acquisition of GRP&E/BCS Capital Stock or Capital Stock of any Internal Spinco entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes any of the Distributions. Any such opinion must assume that the transactions described in the definition of “Tax-Free Status” would have qualified for Tax-Free Status if the transaction in question did not occur.

“Upstream Spin TMA” means that certain Tax Matters Agreement, dated as of October 31, 2016, by and between Alcoa Inc., a Pennsylvania corporation (the predecessor of Parent) and Alcoa (f/k/a Alcoa Upstream Corporation).

Article 2.        Allocation of Tax Liabilities.

Section 2.01       General Rule. From and after the Distribution Date:

(a)               Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the GRP&E/BCS Group from and against any liability for, any Taxes (whether payable to a Tax Authority or to another Person pursuant to a contractual indemnity obligation) which are allocated to Parent, or for which Parent is responsible, pursuant to this Article 2.

(b)               GRP&E/BCS Liability. GRP&E/BCS SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, any Taxes (whether payable to a Tax Authority or to another Person pursuant to a contractual indemnity obligation) which are allocated to GRP&E/BCS SpinCo, or for which GRP&E/BCS SpinCo is responsible, pursuant to this Article 2.

(c)               Costs and Expenses. The amounts for which Parent or GRP&E/BCS SpinCo, as applicable, is liable pursuant to Sections 2.01(a) and (b), respectively, shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(d)               Final Determination Taxes. For the avoidance of doubt, any reference to any Taxes due with respect to, attributable to or required to be reported on any Tax Return contained in Section 2.02, Section 2.03 or Section 2.04, and any reference to any Taxes in Section 2.05, shall include, unless specifically excluded, a reference to any such Taxes imposed or payable as a result of a Final Determination.

(e)               Certain Specified Taxes. Schedule 2.01(e) sets forth certain allocations in respect of Taxes specified thereon as an aid in interpreting this Agreement. The provisions of this Agreement (including, for the avoidance of doubt, the definitions of “GRP&E/BCS Retained Taxes” and “Parent Retained Taxes”) shall not be interpreted in a manner inconsistent with such schedule.

Section 2.02       Allocation of United States Federal Taxes. Except as otherwise provided in Section 2.05, Federal Taxes shall be allocated as follows:

(a)               Federal Income Taxes Relating to Combined Returns. Parent shall be responsible for any and all Federal Income Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such Federal Income Taxes that are GRP&E/BCS Retained Taxes.

(b)               Federal Income Taxes Relating to Separate Returns.

(i)                 Parent shall be responsible for any and all Federal Income Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such Federal Income Taxes that are GRP&E/BCS Retained Taxes.

(ii)              GRP&E/BCS SpinCo shall be responsible for any and all Federal Income Taxes due with respect to, attributable to or required to be reported on any GRP&E/BCS Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such Federal Other Taxes that are Parent Retained Taxes.

(c)               Federal Other Taxes.

(i)                 Parent shall be responsible for any and all Federal Other Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such Federal Other Taxes that are GRP&E/BCS Retained Taxes.

(ii)              GRP&E/BCS SpinCo shall be responsible for any and all Federal Other Taxes due with respect to, attributable to or required to be reported on any GRP&E/BCS Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such Federal Other Taxes that are Parent Retained Taxes.

Section 2.03       Allocation of State Taxes. Except as otherwise provided in Section 2.05, State Taxes shall be allocated as follows:

(a)               State Income Taxes Relating to Combined Returns. Parent shall be responsible for any and all State Income Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such State Income Taxes that are GRP&E/BCS Retained Taxes.

(b)               State Income Taxes Relating to Separate Returns.

(i)                 Parent shall be responsible for any and all State Income Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such State Income Taxes that are GRP&E/BCS Retained Taxes.

(ii)              GRP&E/BCS SpinCo shall be responsible for any and all State Income Taxes due with respect to, attributable to or required to be reported on any GRP&E/BCS Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such State Income Taxes that are Parent Retained Taxes.

(c)               State Other Taxes Relating to Combined Returns. Parent shall be responsible for any and all State Other Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such State Other Taxes that are GRP&E/BCS Retained Taxes.

(d)               State Other Taxes Relating to Separate Returns.

(i)                 Parent shall be responsible for any and all State Other Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such State Other Taxes that are GRP&E/BCS Retained Taxes.

(ii)              GRP&E/BCS SpinCo shall be responsible for any and all State Other Taxes due with respect to, attributable to or required to be reported on any GRP&E/BCS Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such State Other Taxes that are Parent Retained Taxes.

Section 2.04       Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Taxes shall be allocated as follows:

(a)               Foreign Income Taxes Relating to Combined Returns. Parent shall be responsible for any and all Foreign Income Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such Foreign Income Taxes that are GRP&E/BCS Retained Taxes.

(b)               Foreign Income Taxes Relating to Separate Returns.

(i)                 Parent shall be responsible for any and all Foreign Income Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such Foreign Income Taxes that are GRP&E/BCS Retained Taxes.

(ii)              GRP&E/BCS SpinCo shall be responsible for any and all Foreign Income Taxes due with respect to, attributable to or required to be reported on any GRP&E/BCS Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such Foreign Income Taxes that are Parent Retained Taxes.

(c)               Foreign Other Taxes Relating to Combined Returns.

(i)                 Parent shall be responsible for any and all Foreign Other Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that GRP&E/BCS SpinCo shall be liable for any such Foreign Other Taxes that are GRP&E/BCS Retained Taxes.

(d)               Foreign Other Taxes Relating to Separate Returns.

(i)                 Parent shall be responsible for any and all Foreign Other Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that GRP&E/BCS SpinCo shall be responsible for any such Foreign Other Taxes that are GRP&E/BCS Retained Taxes.

(ii)              GRP&E/BCS SpinCo shall be responsible for any and all Foreign Other Taxes due with respect to, attributable to or required to be reported on any GRP&E/BCS Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such Foreign Other Taxes that are Parent Retained Taxes.

Section 2.05       Certain Transaction Transfer and Other Taxes.

(a)               Transaction Taxes. Subject to Section 2.05(b) and (c):

(i)                 Parent shall be responsible for all Taxes imposed on, arising from or assessed with respect to any transfer of assets (including equity interests) and/or liabilities by the Transferor occurring pursuant to the Separation Transactions; provided that Parent shall not be responsible for any such Taxes imposed on a member of the GRP&E/BCS Group pursuant to a Final Determination or otherwise to the extent such Taxes are not required to be paid in cash to the relevant Tax Authority as a result of the utilization by any member of the GRP&E/BCS Group of any Tax Attribute that existed as of immediately after the Distribution Date being available, at the time of the relevant Final Determination, to reduce (or eliminate) the cash payment obligation in respect of such Taxes. Where relevant under applicable Law, The Transferor shall issue proper invoices usable by the Recipient to recover (by way of credit, Refund, rebate or input VAT) any Transaction Transfer Taxes in jurisdictions where they are recoverable. The Transferor and the Recipient shall cooperate to minimize any Transaction Transfer Taxes and in obtaining any credit, Refund or rebate of Transaction Transfer Taxes, or to apply an exemption or zero-rating for goods or services giving rise to any Transaction Transfer Taxes, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates or other documents. The Recipient and the Transferor shall cooperate regarding any requests for information, audits or similar requests by any Tax Authority concerning Transaction Transfer Taxes payable with respect to the transfers occurring pursuant to the Separation Transactions.

(ii)              Notwithstanding anything to the contrary herein, any penalties or interest imposed in connection with any Taxes described in Section 2.05(a)(i) shall be the responsibility of GRP&E/BCS SpinCo if such penalties or interest are the result of an action or failure to act by any member of the GRP&E/BCS Group.

(b)               Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the GRP&E/BCS Group from and against any liability for:

(i)                 any Tax resulting from a breach by Parent of any representation or covenant in the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement; and

(ii)              any Separation Tax Losses for which Parent is responsible pursuant to Section 7.06(b).

(c)               GRP&E/BCS Liability. GRP&E/BCS SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i)                 any Tax resulting from a breach by GRP&E/BCS SpinCo of any representation or covenant in the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement; and

(ii)              any Separation Tax Losses for which GRP&E/BCS SpinCo is responsible pursuant to Section 7.06(a).

(d)               Employment Taxes. Notwithstanding anything contained in this Article 2 to the contrary, this Agreement shall not apply with respect to any liability or responsibility for Taxes allocated pursuant to the Employee Matters Agreement.

Article 3.        Proration of Taxes for Straddle Periods.

Section 3.01       General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) and any other applicable Tax Law as reasonably interpreted and applied by Parent. No election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s Tax Items). If the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) shall be applied to ratably allocate the Tax Items (other than extraordinary Tax Items) for the month which includes the Distribution Date.

Section 3.02       Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Separation Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods.

Article 4.        Preparation and Filing of Tax Returns.

Section 4.01       Parent Returns. Parent shall prepare or cause to be prepared (a) all Combined Returns and (b) all Parent Separate Returns (each, a “Parent Return”). Parent shall file or cause to be filed all Parent Returns and shall pay or cause to be paid all Taxes shown to be due on any such Parent Return to the relevant Tax Authority, and GRP&E/BCS SpinCo shall make any payments to Parent required pursuant to Section 5.01 in respect of any such Parent Return.

Section 4.02       GRP&E/BCS Returns. GRP&E/BCS SpinCo shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions) all GRP&E/BCS Separate Returns and any other Tax Return required to be filed by or with respect to a member of the GRP&E/BCS Group other than any Tax Return which Parent is required to prepare pursuant to Section 4.01 (each, a “GRP&E/BCS Return”). GRP&E/BCS SpinCo shall file or cause to be filed all GRP&E/BCS Returns and shall pay or cause to be paid all Taxes shown to be due on any such GRP&E/BCS Return to the relevant Tax Authority, and Parent shall make any payments to GRP&E/BCS SpinCo required pursuant to Section 5.01 in respect of any such GRP&E/BCS Return.

Section 4.03       Tax Reporting Practices.

(a)               Except as otherwise provided in Section 4.03(b), in the case of any Tax Return in respect of which GRP&E/BCS SpinCo is the Responsible Company and that is a Tax Return for any Pre-Distribution Period or any Straddle Period (or any Post-Distribution Period to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period for which Parent is the Responsible Party), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question, and, to the extent there is no Past Practice with respect to such item, in accordance with reasonable Tax accounting or other practices selected by GRP&E/BCS SpinCo and reasonably acceptable to Parent.

(b)                  Except to the extent otherwise required by a change in applicable Law or as a result of a Final Determination, (i) neither Parent nor GRP&E/BCS SpinCo shall, and each shall not permit or cause any member of its respective Group to, take any position that is inconsistent with the Tax-Free Status, the tax treatment of any of the Separation Transactions as described in the Tax Opinions or, if not described in the Tax Opinions, in the Separation Step Plan; provided that in any case or with respect to any item where there is no relevant Tax Opinion or description in the Separation Step Plan, the tax treatment of any of the Separation Transactions shall be as determined by Parent in its good faith judgment, and (ii) GRP&E/BCS SpinCo shall not, and shall not permit or cause any member of the GRP&E/BCS Group to, take any position with respect to an item of income, deduction, gain, loss or credit on a Tax Return, or otherwise treat such item in a manner which is inconsistent with the manner such item is reported on a Tax Return required to be prepared and filed by Parent pursuant to Section 4.01 (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return), except with the prior written consent of Parent.

Section 4.04       Consolidated or Combined Tax Returns. Except to the extent otherwise required pursuant to clause (i) of Section 4.03(b), Parent shall determine in its sole discretion whether to file a Tax Return for any Tax Period as a Combined Return and the entities to be included in any Combined Return, and Parent shall (and shall be entitled to) make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Combined Return; provided that any Combined Return prepared and filed by Parent pursuant to this Agreement shall, to the extent relating to GRP&E/BCS SpinCo or the GRP&E/BCS Group, be prepared in good faith. GRP&E/BCS SpinCo shall elect and join (and take any other action necessary to give effect to such election), and shall cause its respective Affiliates to elect and join (and take any other action necessary to give effect to such election), in filing any Combined Returns (including any Parent Federal Consolidated Income Tax Returns) that Parent determines are required to be filed (or that Parent chooses to file) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Distribution Date in accordance with this Section 4.04.

Section 4.05       Right to Review Tax Returns.

(a)               General. The Responsible Company with respect to any material Tax Return shall make such Tax Return (or the relevant portions thereof), related workpapers and other supporting documents available for review by the other Company, to the extent (i) such Tax Return relates to Taxes for which such other Company is or would reasonably be expected to be liable, (ii) such other Company is or would reasonably be expected to be liable, in whole or in part, for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the other Company would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) reasonably necessary for the other Company to confirm compliance with the terms of this Agreement. The Responsible Company shall (i) consult with the other Company with respect to the preparation of, and positions taken on, any such Tax Return (to the extent relating to any matters described in clauses (i) through (iii) of the immediately preceding sentence), (ii) use reasonable efforts to make such Tax Return (or the relevant portions thereof), workpapers and other supporting documents available for review as required under this Section 4.05(a) promptly once such Tax Return is materially complete, such that the other Company has an opportunity to review and comment on such Tax Return prior to the filing thereof, and (iii) shall consider in good faith any comments provided by the other Company on such Tax Return reasonably in advance of the due date for filing such Tax Return (taking into account extensions). Parent and GRP&E/BCS SpinCo shall attempt in good faith to resolve any disagreement arising out of the review of any Tax Return pursuant to this Section 4.05(a). For the avoidance of doubt, any dispute among the Companies with respect to a Company’s compliance with the requirements of this Section 4.05(a) shall be resolved in accordance with the disagreement resolution provisions of Article 15 as promptly as practicable.

(b)               Disputes. In the event the Companies have not resolved any disputed item or items with respect to a Tax Return described in Section 4.05(a) by the Due Date for such Tax Return, such Tax Return shall be filed as prepared by the Responsible Company (as revised to reflect all initially disputed items that the Companies have agreed upon prior to such date). Following such filing, such disputed items (or items) shall be resolved in accordance with Article 15. In the event that the resolution of such disputed item (or items) in accordance with Article 15 with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Company (with cooperation from the other Company) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Article 15, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Article 5 in a manner that reflects such resolution.

(c)               Executing Returns. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by Law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a greater than 50% likelihood of prevailing on the merits for the tax treatment of each material item reported on the Tax Return. For the avoidance of doubt, any dispute among the Companies with respect to the likelihood of any tax treatment prevailing on the merits shall be resolved in accordance with the disagreement resolution provisions of Article 15 as promptly as practicable.

Section 4.06       Adjustment Requests and GRP&E/BCS Carryback Items. Unless Parent otherwise consents in writing, GRP&E/BCS SpinCo shall (and shall cause each member of the GRP&E/BCS Group to) (a) not file any Adjustment Request with respect to any Combined Return (or any other Tax Return reflecting Taxes for which Parent is responsible under Article 2), (b) make any available election to relinquish, waive or otherwise forgo a carryback of any GRP&E/BCS Carryback Item arising in a Post-Distribution Period to any Combined Return, and (c) not make any affirmative election to claim any such GRP&E/BCS Carryback Item.

Section 4.07       Apportionment of Earnings and Profits and Tax Attributes.

(a)               If the Parent Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute required to be apportioned to GRP&E/BCS SpinCo or the members of the GRP&E/BCS Group and treated as a carryover to the first Post-Distribution Period of GRP&E/BCS SpinCo (or such member) shall be determined in good faith by Parent in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-21A and 1.1502-79A.

(b)               No Tax Attribute with respect to consolidated Federal Income Tax of the Parent Affiliated Group, other than those Tax Attributes described in Section 4.07(a), and no Tax Attribute with respect to consolidated, combined or unitary state, local or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines in good faith is otherwise required under applicable Law.

(c)               Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group in accordance with this Section 4.07 and applicable Law and the amount of tax basis and earnings and profits to be apportioned to GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group in accordance with applicable Law, and shall provide written notice of the calculation thereof to GRP&E/BCS SpinCo as soon as reasonably practicable after the information necessary to make such calculation becomes available to Parent. For the avoidance of doubt, Parent shall not be liable to GRP&E/BCS SpinCo (or any member of its Group) for any failure of any determination under this Section 4.07 to be accurate under applicable Law or for the failure of Parent (or its designee) to make a determination under this Section 4.07.

(d)               The written notices delivered by Parent pursuant to Section 4.07(c) shall be binding on GRP&E/BCS SpinCo and each member of its Group and shall not be subject to dispute resolution (including pursuant to Article 15 or Article VII of the Separation and Distribution Agreement). Except to the extent otherwise required by applicable Law or pursuant to a Final Determination, neither Parent nor GRP&E/BCS SpinCo shall (and each shall cause its Affiliates not to) take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notices.

Article 5.        Payments.

Section 5.01       Payment of Taxes. In the case of any Tax Return reflecting Taxes for which the Company that is not the Responsible Company is responsible under Article 2, the Responsible Company shall pay any Taxes required to be paid to the applicable Tax Authority on or before the relevant Payment Date (and provide notice and proof of payment to the other Company). The Responsible Company shall compute the amount of such Taxes allocable to the other Company under the provisions of Article 2 and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid or to be paid and describing in reasonable detail the particulars relating thereto, to the other Company. The Company that is not the Responsible Company shall pay to the Responsible Company the amount of such Taxes allocable to the Company that is not the Responsible Company under the provisions of Article 2 within twenty (20) Business Days of the date of receipt of such written notice and demand; provided that no such payment shall be required to be made earlier than five (5) Business Days prior to the relevant Payment Date.

Section 5.02       Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Taxes due with respect to such Tax Return required to be paid as a result of such adjustment. Except as otherwise provided in Section 7.07, the Responsible Company shall compute the amount of such Taxes allocable to the other Company under the provisions of Article 2 and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid or to be paid and describing in reasonable detail the particulars relating thereto, to the other Company. The Company that is not the Responsible Company shall pay to the Responsible Company the amount of such Taxes allocable to the Company that is not the Responsible Company under the provisions of Article 2 within twenty (20) Business Days of the date of receipt of such written notice and demand; provided that no such payment shall be required to be made earlier than five (5) Business Days prior to the date the additional Tax is required to be paid to the applicable Tax Authority.

Section 5.03       Indemnification Payments. Unless otherwise specified in this Agreement, all indemnification payments required to be made under this Agreement shall be made within twenty (20) Business Days of the date of receipt by the indemnifying Company of written notice from the indemnified Company of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified Company to the relevant Tax Authority or other recipient.

Section 5.04       Payors; Payees; Treatment. All payments made under this Agreement shall be made by Parent directly to GRP&E/BCS SpinCo and by GRP&E/BCS SpinCo directly to Parent; provided, however, that if the Companies mutually agree with respect to any such payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the GRP&E/BCS Group, on the other hand, and vice versa (for the avoidance of doubt, if a Company makes a request to the other Company to the effect that any payment required to be made by it to the other Company or received by it from the other Company, in each case, pursuant to this Agreement, be made or received by a member of the relevant Company’s Group other than a Company, the other Company’s consent to such request shall not be unreasonably withheld, conditioned or delayed). All payments made pursuant to this Agreement shall be treated in the manner described in Article 14.

Article 6.        Tax Benefits.

Section 6.01       Tax Benefits.

(a)               Except as set forth below, (i) Parent shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of any Taxes (A) for which Parent is liable hereunder (other than any such Refund that is a GRP&E/BCS Retained Tax Benefit), or (B) that is a Parent Retained Tax Benefit and (ii) GRP&E/BCS SpinCo shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) (A) of any Taxes for which GRP&E/BCS SpinCo is liable hereunder or (B) that is a GRP&E/BCS Retained Tax Benefit, in each case, other than any Refund to which Parent is entitled pursuant to clause (i) above). The Company receiving a Refund to which the other Company is entitled hereunder, in whole or in part, shall pay over the amount of such Refund (or portion thereof) (and any interest on such amount received from the applicable Tax Authority but net of any costs and expenses (including Taxes) incurred by the Company (or a member of its Group) receiving such Refund in connection with obtaining or securing such Refund) to such other Company within twenty (20) Business Days after the receipt of such Refund or application of such Refund against Taxes otherwise payable. To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over pursuant to the immediately preceding sentence is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(b)               If (i) a member of the GRP&E/BCS Group Actually Realizes any Tax Benefit (A) as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the Parent Group is liable hereunder or otherwise, (B) as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the Parent Group is required to indemnify any member of the GRP&E/BCS Group pursuant to the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement (in each case, without duplication of any amounts otherwise payable or taken into account under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement), (C) that is a Parent Retained Tax Benefit (other than a Refund) or (D) as a result of any Section 336(e) Election (including, for the avoidance of doubt, any Tax Benefit Actually Realized by any member of the GRP&E/BCS Group as a result of any step-up in asset basis for Federal Income Tax purposes resulting from such Section 336(e) Election, except to the extent any such Tax Benefit is directly attributable to Taxes imposed on any member of the Parent Group as a result of such Section 336(e) Election and for which a member of the GRP&E/BCS Group has actually indemnified Parent pursuant to this Agreement), or (ii) a member of the Parent Group Actually Realizes any Tax Benefit (A) as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the GRP&E/BCS Group is liable hereunder or otherwise, (B) as a result of any Loss for which a member of the GRP&E/BCS Group is required to indemnify any member of the Parent Group pursuant to the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement (in each case, without duplication of any amounts otherwise payable or taken into account under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement), or (C) that is a GRP&E/BCS Retained Tax Benefit (other than a Refund), GRP&E/BCS SpinCo or Parent, as the case may be, shall make a payment to the other Company in an amount equal to the amount of such Actually Realized Tax Benefit in cash within twenty (20) Business Days of Actually Realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 6.01(b) is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(c)               No later than twenty (20) Business Days after a Tax Benefit described in Section 6.01(b) is Actually Realized by a member of the Parent Group or a member of the GRP&E/BCS Group, Parent or GRP&E/BCS SpinCo, as the case may be, shall provide the other Company with a written calculation of the amount payable to such other Company pursuant to Section 6.01(b) and describing in reasonable detail the particulars relating thereto. In the event that Parent or GRP&E/BCS SpinCo, as the case may be, disagrees with any such calculation described in this Section 6.01(c), Parent or GRP&E/BCS SpinCo shall so notify the other Company in writing within twenty (20) Business Days of receiving such written calculation. Parent and GRP&E/BCS SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article 6 shall be determined in accordance with Article 15 as promptly as practicable.

(d)               GRP&E/BCS SpinCo shall be entitled to any Refund that is attributable to, and would not have arisen but for, a GRP&E/BCS Carryback Item that is required to be carried back to a Pre-Distribution Period under applicable Law and is carried back pursuant to and in accordance with Section 4.06 (a “Permitted GRP&E/BCS SpinCo Carryback”); provided, however, that GRP&E/BCS SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all related costs and expenses and any collateral Tax consequences resulting from, attributable to or caused by any such Permitted GRP&E/BCS SpinCo Carryback, including (but not limited to) the loss or postponement of any benefit from the use of any Tax Attribute of any member of the Parent Group (each, a “Parent Group Tax Attribute”) if (x) such Parent Group Tax Attribute expires unutilized, but would have been utilized but for such Permitted GRP&E/BCS SpinCo Carryback, or (y) the use of such Parent Group Tax Attribute is postponed to a later Tax Period than the Tax Period in which such Parent Group Tax Attribute would have been utilized but for such Permitted GRP&E/BCS SpinCo Carryback. Any such payment of the amount of such Refund made by Parent to GRP&E/BCS SpinCo pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Parent Group Tax Attribute to a Tax Period in respect of which such Refund is received) that would affect the amount to which GRP&E/BCS SpinCo is entitled, and an appropriate adjusting payment shall be made by GRP&E/BCS SpinCo to Parent such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount. To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over by Parent to GRP&E/BCS SpinCo pursuant to the foregoing provisions of this Section 6.01(d) is subsequently disallowed by the applicable Tax Authority, GRP&E/BCS SpinCo shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to Parent.

Section 6.02       Parent and GRP&E/BCS SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)               To the extent permitted by applicable Law, any and all Income Tax deductions arising (i) by reason of exercises of options to acquire Parent or GRP&E/BCS SpinCo stock, vesting of “restricted” Parent stock or GRP&E/BCS SpinCo stock, or settlement of stock appreciation rights, restricted stock awards, restricted stock units or performance share units, or exercises, vesting or settlement of any other compensatory equity or equity-based award, in each case, following the External Distribution, with respect to Parent stock or GRP&E/BCS SpinCo stock (such options, stock appreciation rights, restricted stock, restricted stock units, performance share units, deferred stock units, and other compensatory equity or equity-based awards, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (A) in the case of a Parent Group Employee, Former Parent Group Employee, Parent Nonemployee Director or Former Nonemployee Director, solely by the Parent Group, and (B) in the case of a GRP&E/BCS Group Employee, Former GRP&E/BCS Group Employee or Transferred Director, solely by the GRP&E/BCS Group and (ii) by reason of any other compensation or employee benefit payment shall be claimed (A) in the case of a Parent Group Employee, Former Parent Group Employee, Parent Nonemployee Director or Former Nonemployee Director (any deduction allocated to Parent or a member of its Group pursuant to clause (i) or (ii), a “Parent Comp Deduction”), solely by the Parent Group and (B) in the case of a GRP&E/BCS Group Employee, Former GRP&E/BCS Group Employee or Transferred Director (any deduction allocated to GRP&E/BCS SpinCo or a member of its Group pursuant to clause (i) or (ii), a “GRP&E/BCS Comp Deduction”), solely by the GRP&E/BCS Group. To the extent that any Parent Comp Deduction may not be claimed under applicable Law by a member of the Parent Group but may be claimed under applicable Law by a member of the GRP&E/BCS Group, GRP&E/BCS SpinCo shall (or shall cause the relevant member of the GRP&E/BCS Group) to claim such deduction. To the extent that any GRP&E/BCS Comp Deduction may not be claimed under applicable Law by a member of the GRP&E/BCS Group but may be claimed under applicable Law by a member of the Parent Group, Parent shall (or shall cause the relevant member of the Parent Group) to claim such deduction.

(b)               Tax reporting and withholding with respect to Compensatory Equity Interests shall be governed by Section 4.02(h) of the Employee Matters Agreement. To the extent that any payroll, unemployment, contribution, social security or similar Taxes are not covered by the Employee Matters Agreement, (i) Parent shall be responsible for any such Taxes attributable to a Parent Group Employee, Former Parent Group Employee, Parent Nonemployee Director or Former Nonemployee Director (and such Taxes shall be treated as Traceable Taxes that are clearly and directly traceable to one or more members of the Parent Group for all purposes of this Agreement) and (ii) GRP&E/BCS SpinCo shall be responsible for any such Taxes attributable to a GRP&E/BCS Group Employee, Former GRP&E/BCS Group Employee or Transferred Director (and such Taxes shall be treated as Traceable Taxes that are clearly and directly traceable to one or more members of the GRP&E/BCS Group for all purposes of this Agreement).

Article 7.        Tax-Free Status.

Section 7.01       Representations of Parent and GRP&E/BCS SpinCo.

(a)               Each of Parent and GRP&E/BCS SpinCo hereby represents and warrants that (i) it has examined the Representation Letters and the Tax Opinions (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions and policies of it, its Subsidiaries, its business or its Group), and (ii) to the extent in reference to it, its Subsidiaries, its business or its Group, the facts presented and the representations made therein are true, correct and complete.

(b)               GRP&E/BCS SpinCo hereby represents and warrants that (i) it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any Affiliate of GRP&E/BCS SpinCo to take or fail to take any action), and knows of no circumstance that could reasonably be expected to (A) adversely affect, jeopardize or prevent the Tax-Free Status, (B) adversely affect, jeopardize or prevent any Separation Transaction from having the tax treatment described in the Tax Opinions (or, if not so described in the Tax Opinions, in the Separation Step Plan) or to qualify under any Tax Law as wholly or partially tax-free or tax-deferred to the extent that tax-free or tax-deferred treatment was intended or (C) cause any representation or factual statement made in the Separation and Distribution Agreement, this Agreement, any other Ancillary Agreement, the Representation Letters or the Tax Opinions to be untrue, and (ii) during the period beginning two years before the Distribution Date and ending on the Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the GRP&E/BCS Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the GRP&E/BCS Capital Stock (and any predecessor); provided that no representation or warranty is made by GRP&E/BCS SpinCo regarding any “agreement, understanding, arrangement, substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Parent.

Section 7.02       Restrictions on GRP&E/BCS SpinCo.

(a)               GRP&E/BCS SpinCo shall not take or fail to take, or cause or permit any Affiliate of GRP&E/BCS SpinCo to take or fail to take, any action if such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letter or Tax Opinion. GRP&E/BCS SpinCo shall not take or fail to take, or cause or permit any Affiliate of GRP&E/BCS SpinCo to take or fail to take, any action if such action or failure to act would or reasonably could be expected to adversely affect, jeopardize or prevent (i) the Tax-Free Status or (ii) any Separation Transaction from having the tax treatment described in the Tax Opinions (or, if not so described in the Tax Opinions, in the Separation Step Plan) or to qualify under any Tax Law as wholly or partially tax-free or tax-deferred to the extent that tax-free or tax-deferred treatment was intended.

(b)               From the date hereof until the first Business Day after the Restriction Period, GRP&E/BCS SpinCo shall (i) maintain its status as a company engaged in the GRP&E/BCS SpinCo Active Trade or Business, (ii) not engage in any transaction that would or reasonably could result in it ceasing to be a company engaged in the GRP&E/BCS SpinCo Active Trade or Business for purposes of Section 355(b)(2) of the Code and (iii) cause New GRP Holdco and Arconic Manufacturing (and the “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of each) to (x) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the First Distribution and the Second Distribution, respectively, as conducted immediately prior to the First Distribution and the Second Distribution, respectively, and (y) not engage in any transaction that would result in New GRP Holdco or Arconic Manufacturing (and the applicable “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of each) ceasing to be engaged in the active conduct of such trade or business for purposes of Section 355(b)(2) of the Code.

(c)               From the date hereof until the first Business Day after the Restriction Period, GRP&E/BCS SpinCo shall not:

(i)                 enter into or permit to occur any Proposed Acquisition Transaction, or, to the extent GRP&E/BCS SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Transaction to occur;

(ii)              merge or consolidate with any other Person or liquidate or partially liquidate (including any transaction treated as a liquidation or partial liquidation for Federal Income Tax purposes);

(iii)            in a single transaction or series of transactions sell or transfer or cause or permit any of its Affiliates to sell or transfer (directly or indirectly) (A) all or substantially all of the assets that were transferred to GRP&E/BCS SpinCo pursuant to the Contribution, (B) 30% or more of the gross assets of any Active Trade or Business or (C) 30% or more of the consolidated gross assets of GRP&E/BCS SpinCo and its Affiliates (in each case, for this purpose, a sale or transfer of assets includes any transaction treated as a sale or transfer of such assets for Federal Income Tax purposes);

(iv)             redeem or otherwise repurchase (directly or through an Affiliate of GRP&E/BCS SpinCo) any GRP&E/BCS Capital Stock, or rights to acquire GRP&E/BCS Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48);

(v)               amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of GRP&E/BCS Capital Stock (including, without limitation, through the conversion of one class of GRP&E/BCS Capital Stock into another class of GRP&E/BCS Capital Stock);

(vi)             take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would or reasonably could have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in GRP&E/BCS SpinCo (or any successor) or otherwise jeopardize the Tax-Free Status; or

(vii)          cause or permit New GRP Holdco or Arconic Manufacturing to take any action or enter into any transaction described in the preceding clauses (i), (ii), (iii), (iv), (v) or (vi) (substituting references therein to “GRP&E/BCS SpinCo”, the “Active Trade or Business” and “GRP&E/BCS Capital Stock” with references to New GRP Holdco or Arconic Manufacturing (as applicable), the active conduct of the trade(s) or business(es) relied upon with respect to the First Distribution or the Second Distribution (as applicable) for purposes of Section 355(b)(2) of the Code, and the Capital Stock of such corporation), unless prior to taking any such action set forth in the foregoing clauses (i) through (vii), (A) GRP&E/BCS SpinCo shall have requested that Parent obtain a private letter ruling (or, if applicable, a supplemental ruling) from the IRS (and/or any other applicable Tax Authority) (a “Post-Distribution Ruling”) in accordance with Section 7.05(b) and (d) to the effect that such action or transaction will not affect the Tax-Free Status, and Parent shall have received such a Post-Distribution Ruling in form and substance satisfactory to Parent in its sole and absolute discretion, (B) GRP&E/BCS SpinCo shall have provided Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion (provided that Parent shall use reasonable efforts to timely make a determination as to whether an opinion is satisfactory to Parent, and provided, further, that in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions, and any management representations used as a basis for the Unqualified Tax Opinion, and Parent may determine that no opinion would be acceptable to Parent) or (C) Parent shall have waived (which waiver may be withheld by Parent in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

(d)               From the date hereof until the first Business Day after the Restriction Period, GRP&E/BCS SpinCo shall not cause or permit either Arconic (Qinhuangdao), Arconic (Kunshan) or ACICL, if treated as disregarded as separate from its owner as of the Distribution Date, to be treated as other than disregarded as separate from its owner (whether by election under Treasury Regulations Section 301.7701-3 or otherwise), without the prior written consent of Parent.

Section 7.03       Certain Issuances of GRP&E/BCS Capital Stock. If GRP&E/BCS SpinCo proposes to enter into any Section 7.03 Acquisition Transaction or, to the extent GRP&E/BCS SpinCo has the right to prohibit any Section 7.03 Acquisition Transaction, proposes to permit any Section 7.03 Acquisition Transaction to occur, in each case, during the period from the date hereof until the first Business Day after the Restriction Period, GRP&E/BCS SpinCo shall provide Parent, no later than ten (10) days following the signing of any written agreement with respect to the Section 7.03 Acquisition Transaction, with a written description of such transaction (including the type and amount of GRP&E/BCS Capital Stock to be issued in such transaction) and a certificate of the chief financial officer of GRP&E/BCS SpinCo to the effect that the Section 7.03 Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(c) apply (a “CFO Certificate”).

Section 7.04       Restrictions on Parent. Parent agrees that it shall not take or fail to take, or cause or permit any Affiliate of Parent to take or fail to take, any action if such action or failure to act would or reasonably could be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letter or Tax Opinion. Parent shall not take or fail to take, or cause or permit any Affiliate of Parent to take or fail to take, any action that would or reasonably could be expected to adversely affect, jeopardize or prevent (a) the Tax-Free Status or (b) any Separation Transaction from having the tax treatment described in the Tax Opinions (or, if not so described in the Tax Opinions, in the Separation Step Plan) or to qualify under any Tax Law as wholly or partially tax-free or tax-deferred to the extent that tax-free or tax-deferred treatment was intended.

Section 7.05       Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a)               If GRP&E/BCS SpinCo determines that it desires to take one of the actions described in clauses (i) through (vii) of Section 7.02(c) (a “Notified Action”), GRP&E/BCS SpinCo shall notify Parent of this fact in writing.

(b)               Post-Distribution Rulings or Unqualified Tax Opinions at GRP&E/BCS SpinCo’s Request. Unless Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of GRP&E/BCS SpinCo pursuant to Section 7.02(c), Parent shall cooperate with GRP&E/BCS SpinCo and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting GRP&E/BCS SpinCo to take the Notified Action. Notwithstanding the foregoing, Parent shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 7.05(b) unless GRP&E/BCS SpinCo represents that (i) it has reviewed such request for a Post-Distribution Ruling, and (ii) all statements, information and representations relating to any member of the GRP&E/BCS Group contained in such request for a Post-Distribution Ruling are (subject to any qualifications therein) true, correct and complete. GRP&E/BCS SpinCo shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by GRP&E/BCS SpinCo within ten (10) Business Days after receiving an invoice from Parent therefor.

(c)               Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, GRP&E/BCS SpinCo shall (and shall cause each Affiliate of GRP&E/BCS SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Tax Authority or a Tax Advisor; provided that GRP&E/BCS SpinCo shall not be required to make (or cause any Affiliate of GRP&E/BCS SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events it has no control). Parent shall reimburse GRP&E/BCS SpinCo for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of GRP&E/BCS SpinCo personnel, incurred by the Parent Group in connection with such cooperation within ten (10) Business Days after receiving an invoice from GRP&E/BCS SpinCo therefor.

(d)               Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, Parent shall (i) keep GRP&E/BCS SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (ii)(A) reasonably in advance of the submission of any request for any Post-Distribution Ruling provide GRP&E/BCS SpinCo with a draft copy thereof; (B) reasonably consider GRP&E/BCS SpinCo’s comments on such draft copy; and (C) provide GRP&E/BCS SpinCo with a final copy; and (iii) provide GRP&E/BCS SpinCo with notice reasonably in advance of, and GRP&E/BCS SpinCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or such Tax Authority) that relate to such Post-Distribution Ruling. Neither GRP&E/BCS SpinCo nor any Affiliate of GRP&E/BCS SpinCo directly or indirectly controlled by GRP&E/BCS SpinCo shall seek any guidance from the IRS or any other Tax Authority (whether written, oral or otherwise) at any time concerning the Separation Transactions (including the impact of any transaction on the Separation Transactions).

Section 7.06       Liability for Separation Tax Losses.

(a)               Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 7.02(c) may have been provided), subject to Section 7.06(c), GRP&E/BCS SpinCo shall be responsible for, and shall indemnify, defend, and hold harmless Parent and its Affiliates from and against, any Separation Tax Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Contribution, the External Distribution or any of the other Separation Transactions) of all or a portion of GRP&E/BCS SpinCo’s and/or its Affiliates’ Capital Stock and/or assets by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements, arrangements or discussions by GRP&E/BCS SpinCo or any of its Affiliates with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause any of the Distributions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty-Percent or Greater Interest in GRP&E/BCS SpinCo or any Internal Spinco (or any successor of any of them), (iii) any action or failure to act by GRP&E/BCS SpinCo after the External Distribution (including, without limitation, any amendment to GRP&E/BCS SpinCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of GRP&E/BCS SpinCo stock (including, without limitation, through the conversion of one class of GRP&E/BCS Capital Stock into another class of GRP&E/BCS Capital Stock), (iv) any act or failure to act by GRP&E/BCS SpinCo or any Affiliate of GRP&E/BCS SpinCo described in Section 7.02 or Section 7.03 (regardless whether such act or failure to act may be covered by a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 7.02(c) or a CFO Certificate) or (v) any breach by GRP&E/BCS SpinCo of any of its agreements or representations set forth in Section 7.01, Section 7.02 or Section 7.03.

(b)               Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.06(c), Parent shall be responsible for, and shall indemnify, defend, and hold harmless GRP&E/BCS SpinCo and its Affiliates from and against, any Separation Tax Losses that are attributable to, or result from any one or more of the following: (i) the acquisition (other than pursuant to the Contribution, the External Distribution or any of the other Separation Transactions) of all or a portion of Parent’s and/or its Affiliates’ Capital Stock and/or its assets by any means whatsoever by any Person, (ii) any negotiations, agreements, arrangements or discussions by Parent with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause any of the Distributions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Parent or Arcolux (or any successor of any of them) representing a Fifty-Percent or Greater Interest therein, or (iii) any act or failure to act by Parent or a member of the Parent Group described in Section 7.04 or any breach by Parent of any of its agreements or representations set forth in Section 7.01(a) or Section 7.04.

(c)               To the extent that any Separation Tax Loss reasonably could be subject to indemnity under either or both Sections 7.06(a) and (b), responsibility for such Separation Tax Loss shall be shared by Parent and GRP&E/BCS SpinCo according to relative fault as determined by Parent in good faith.

Section 7.07       Payment of Separation Taxes.

(a)               Calculation of Separation Taxes Owed. Parent shall calculate in good faith the amount of any Separation Tax Losses for which GRP&E/BCS SpinCo is responsible under Section 7.06. Such calculation shall be binding on GRP&E/BCS SpinCo absent manifest error.

(b)               Notification of Separation Taxes Owed. At least fifteen (15) Business Days prior to the date of payment of any Separation Tax Losses, Parent shall notify GRP&E/BCS SpinCo of the amount of any Separation Tax Losses for which GRP&E/BCS SpinCo is responsible under Section 7.06. In connection with such notification, Parent shall make available to GRP&E/BCS SpinCo the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Separation Tax Losses attributable to GRP&E/BCS SpinCo pursuant to Section 7.06.

(c)               Payment of Separation Taxes Owed.

(i)                 At least ten (10) Business Days prior to the date of payment of any Separation Tax Losses with respect to which New GRP&E/BCS SpinCo has received notification pursuant to Section 7.07(b), GRP&E/BCS SpinCo shall pay to Parent the amount attributable to the GRP&E/BCS Group as calculated by Parent pursuant to Section 7.07(a). If Parent determines that it does not have a reasonable basis to file a Tax Return in a manner consistent with the Tax Opinions, GRP&E/BCS SpinCo shall pay the amount of Separation Tax Losses for which it is responsible, as determined by Parent pursuant to Section 7.07(a) and reported to GRP&E/BCS SpinCo pursuant to Section 7.07(b), at least ten (10) Business Days before such Tax Return is due (taking into account extensions).

(ii)              With respect to all other Separation Tax Losses, GRP&E/BCS SpinCo shall pay to Parent the amount attributable to the GRP&E/BCS Group as calculated by Parent pursuant to Section 7.07(a) within five (5) Business Days of the receipt by GRP&E/BCS SpinCo of notification of the amount due.

Section 7.08       Section 336(e) Election. If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the External Distribution, GRP&E/BCS SpinCo shall (and shall cause its relevant Affiliates to) join with Parent (or its relevant Affiliate) in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to effect such election. If a Section 336(e) Election is made, then this Agreement shall be amended in such a manner, if any, as is determined by Parent in good faith to take into account such Section 336(e) Election.

Article 8.        Assistance and Cooperation.

Section 8.01       Assistance and Cooperation.

(a)               The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies, including (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund or any Tax Benefit, in each case, pursuant to this Agreement or otherwise, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Article 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes.

(b)               Any information or documents provided under this Article 8 or Article 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision in this Agreement to the contrary, (i) neither Parent nor any of its Affiliates shall be required to provide GRP&E/BCS SpinCo or any of its Affiliates or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group, the business or assets of GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group and (ii) in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Company determines that the provision of any information to the other Company or its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Companies shall use reasonable best efforts to permit compliance with its obligations under this Article 8 or Article 9 in a manner that avoids any such harm or consequence.

Section 8.02       Tax Return Information. GRP&E/BCS SpinCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or GRP&E/BCS SpinCo pursuant to this Agreement. GRP&E/BCS SpinCo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or GRP&E/BCS SpinCo could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis (but in no event later than ninety (90) days after such request).

Section 8.03       Reliance by Parent. If any member of the GRP&E/BCS Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of GRP&E/BCS SpinCo (or any officer of GRP&E/BCS SpinCo as designated by the chief financial officer of GRP&E/BCS SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. GRP&E/BCS SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the GRP&E/BCS Group having supplied, pursuant to this Article 8, a member of the Parent Group with inaccurate or incomplete information in connection with Taxes.

Section 8.04       Reliance by GRP&E/BCS SpinCo. If any member of the Parent Group supplies information to a member of the GRP&E/BCS Group in connection with Taxes and an officer of a member of the GRP&E/BCS Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the GRP&E/BCS Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the GRP&E/BCS Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Article 8, a member of the GRP&E/BCS Group with inaccurate or incomplete information in connection with Taxes.

Article 9.        Tax Records.

Section 9.01       Retention of Tax Records. Each Company shall preserve and keep all Tax Records (including emails and other digitally stored materials and related workpapers and other documentation) in its possession as of the date hereof or relating to Taxes of the Groups for Pre-Distribution Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) ninety (90) days after the expiration of any applicable statutes of limitations (taking into account any extensions), or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost, to copy or remove, within such ninety (90) day period, all or any part of such Tax Records, and the other Company shall then dispose of the same Tax Records.

Section 9.02       Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation, the preparation of Tax Returns or the resolution of items under this Agreement.

Section 9.03       Preservation of Privilege. The Companies agree to (and to cause the applicable members of their respective Groups to) cooperate and use commercially reasonable efforts to maintain Privilege with respect to any documentation relating to Taxes existing prior to the Distribution Date or Separation Tax Losses to which Privilege may reasonably be asserted (any such documentation, “Privileged Documentation”), including by executing joint defense and/or common interest agreements where necessary or useful for this purpose. No member of the GRP&E/BCS Group shall provide access to or copies of, or otherwise disclose to any Person, any Privileged Documentation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. No member of the Parent Group shall provide access to or copies of or otherwise disclose to any Person any Privileged Documentation without the prior written consent of GRP&E/BCS SpinCo, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding any of the foregoing, in the event that (x) any Governmental Authority requests, outside of normal working hours, that either Company (or any of its Affiliates) provide to such Governmental Authority access to or copies of or otherwise disclose any Privileged Documentation, (y) immediate compliance with such request is required under applicable Law, and (z) such Company attempts in good faith to obtain the prior written consent of the other Company but is not able to do so, then such Company shall be permitted to comply with such request by such Governmental Authority without obtaining the prior written consent of the other Company and shall as promptly as practicable inform the other Company of such request and the access and/or disclosure provided pursuant thereto.

Article 10.    Tax Contests.

Section 10.01   Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest relating to Taxes, Refunds or other Tax Benefits for which it may be entitled to indemnification by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability and/or other relevant Tax matters in reasonable detail. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability (or contest any determination in respect of any Refund or Tax Benefit) or increases the amount of such Tax liability (or reduces the amount of such Refund or Tax Benefit).

Section 10.02   Control of Tax Contests.

(a)              Separate Returns. Except in the case of any Traceable Tax Contests (which shall be governed by Section 10.02(c)):

(i)                 In the case of any Tax Contest with respect to any Parent Separate Return, Parent shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(d) and Section 10.02(f).

(ii)              In the case of any Tax Contest with respect to any GRP&E/BCS Separate Return, GRP&E/BCS SpinCo shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(e) and (f).

(b)               Combined Tax Returns. Except in the case of any Traceable Tax Contests (which shall be governed by Section 10.02(c)), in the case of any Tax Contest with respect to any Combined Return, Parent shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(d) and Section 10.02(f).

(c)               Traceable Tax Contests.

(i)                 Parent shall have exclusive control over any Separate Parent Traceable Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(d) and Section 10.02(f); provided that if Parent fails to defend a Separate Parent Traceable Tax Contest (whether by failing to participate in any portion of such Tax Contest or by failing to submit any materials in connection with such Tax Contest or otherwise), GRP&E/BCS SpinCo shall have the right to assume exclusive control of such Tax Contest (at Parent’s expense), including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(e) and Section 10.02(f).

(ii)              GRP&E/BCS SpinCo shall have exclusive control over any Separate GRP&E/BCS SpinCo Traceable Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(e) and  Section 10.02(f); provided that if GRP&E/BCS SpinCo fails to defend a Separate GRP&E/BCS SpinCo Traceable Tax Contest (whether by failing to participate in any portion of or by failing to submit any materials in connection with such Tax Contest or otherwise), Parent shall have the right to assume exclusive control of such Tax Contest (at GRP&E/BCS SpinCo’s expense), including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(d) and Section 10.02(f).

(iii)            In the event of any Joint Traceable Tax Contest, the Companies shall cooperate and shall jointly control such Tax Contest, subject to Section 10.02(f). In the event of any disagreement regarding such Tax Contest, the provisions of Article 15 shall apply.

(d)               GRP&E/BCS SpinCo Rights. In the case of any Tax Contest described in Section 10.02(a)(i), Section 10.2(b), Section 10.02(c)(i) or the proviso in Section 10.02(c)(ii) (other than, in each case, any Tax Contest described in Section 10.02(f)), if (x) as a result of such Tax Contest, GRP&E/BCS SpinCo could reasonably be expected to become liable to make any material indemnification payment to Parent hereunder and (y) Parent has control of such Tax Contest, then (i) Parent shall keep GRP&E/BCS SpinCo reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Parent with respect to such Tax Contest, (ii) Parent shall timely provide GRP&E/BCS SpinCo with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) Parent shall consult with GRP&E/BCS SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) Parent shall consult with GRP&E/BCS SpinCo, offer GRP&E/BCS SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest and shall consider GRP&E/BCS SpinCo’s comments in good faith, (v) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (vi) in determining whether to settle, compromise or abandon any such Tax Contest, Parent shall otherwise make such determination in good faith as if it were the only party in interest in connection with such Tax Contest and (vii) in the case of any Tax Contest relating to Taxes for which Parent is responsible pursuant to this Agreement or otherwise as well as Taxes for which GRP&E/BCS SpinCo is responsible pursuant to this Agreement or otherwise, Parent shall not settle, compromise or abandon any such Tax Contest in a manner that would materially and disproportionately disadvantage GRP&E/BCS SpinCo without obtaining the prior written consent of GRP&E/BCS SpinCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)               Parent Rights. In the case of any Tax Contest described in Section 10.02(a)(ii), Section 10.02(c)(ii) or the proviso in Section 10.02(c)(i), if (x) as a result of such Tax Contest, Parent could reasonably be expected to become liable to make any material indemnification payment to GRP&E/BCS SpinCo hereunder and (y) GRP&E/BCS SpinCo has control of such Tax Contest, then (i) GRP&E/BCS SpinCo shall keep Parent reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by GRP&E/BCS SpinCo with respect to such Tax Contest, (ii) GRP&E/BCS SpinCo shall timely provide Parent with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) GRP&E/BCS SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) GRP&E/BCS SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest and shall consider Parent’s comments in good faith, (v) GRP&E/BCS SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest and (vi) GRP&E/BCS SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)                Separation-Related Tax Contests. Parent shall have exclusive control over any Separation-Related Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to the following provisions of this Section 10.02(f). In the event of any Separation-Related Tax Contest as a result of which GRP&E/BCS SpinCo could reasonably be expected to become liable for any Separation Tax Losses, (i) Parent shall keep GRP&E/BCS SpinCo reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Parent with respect to such Tax Contest, (ii) Parent shall timely provide GRP&E/BCS SpinCo with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) Parent shall consult with GRP&E/BCS SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest and (iv) Parent shall offer GRP&E/BCS SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Separation-Related Tax Contest shall be made in the sole discretion of Parent and shall be final and not subject to Article 15 of this Agreement or Article VII of the Separation and Distribution Agreement.

(g)               Power of Attorney.

(i)                 Each member of the GRP&E/BCS Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest controlled by Parent that is described in this Article 10.

(ii)              Each member of the Parent Group shall execute and deliver to GRP&E/BCS SpinCo (or such member of the GRP&E/BCS Group as GRP&E/BCS SpinCo shall designate) any power of attorney or other similar document reasonably requested by GRP&E/BCS SpinCo (or such designee) in connection with any Tax Contest controlled by GRP&E/BCS SpinCo that is described in this Article 10.

Article 11.    Taxes and Tax Benefits Payable by Contract.

Section 11.01   Tax Indemnities Assigned under Separation and Distribution Agreement.

(a)               Except with respect to any Taxes or Tax Benefits described in the definition of “GRP&E/BCS Retained Taxes” and “GRP&E/BCS Retained Tax Benefits,” respectively, notwithstanding Section 4.5(f) of the Separation and Distribution Agreement, nothing in this Agreement is intended to affect the contribution, assignment, transfer, conveyance and delivery of any indemnification rights or obligations in respect of Taxes under any GRP&E/BCS Contract (as such term is defined in the Separation and Distribution Agreement, and not, for the avoidance of doubt, including any rights or obligations under the Upstream Spin TMA) to GRP&E/BCS SpinCo (or members of its Group), or the acceptance, assumption, agreement faithfully to perform, discharge and fulfill and succession to such rights or obligations by GRP&E/BCS SpinCo (or members of its Group), in each case, pursuant to the Separation and Distribution Agreement.

(b)               Notwithstanding Section 4.5(f) of the Separation and Distribution Agreement, nothing in this Agreement is intended to affect the allocation of Liabilities set forth on Schedule 2.3(a)(vi)(1) of the Separation and Distribution Agreement.

(c)               In the event of any conflict between this Agreement and the Separation and Distribution Agreement (or Schedule 2.3(a)(vi)(1) of the Separation and Distribution Agreement) to the extent relating to the indemnification rights or obligations described in Section 11.01(a) or the allocation of Liabilities described in Section 11.01(b), the Separation and Distribution Agreement shall prevail.

Section 11.02   GRP&E/BCS Retained Taxes and GRP&E/BCS Retained Tax Benefits. To the extent that GRP&E/BCS SpinCo has any liability under this Agreement for any Tax for which Alcoa is to be indemnified under the Upstream Spin TMA, and such Tax does not in any way relate to or affect any Tax for which Parent is liable under this Agreement (or any Tax for which Parent is liable under the Upstream Spin TMA and GRP&E/BCS SpinCo is not liable under this Agreement) (an “Alcoa Indemnified Tax”), Parent shall reasonably cooperate with GRP&E/BCS SpinCo to exercise Parent’s rights under the Upstream Spin TMA with respect to Tax Contests and/or Tax Returns, to the extent solely relating to such Alcoa Indemnified Tax, as directed by GRP&E/BCS SpinCo at the sole cost and expense of GRP&E/BCS SpinCo. Parent shall reasonably cooperate with GRP&E/BCS SpinCo to recover any Tax Benefits to which Parent is entitled to under the Upstream Spin TMA and to which GRP&E/BCS SpinCo is entitled to under this Agreement at the sole cost and expense of GRP&E/BCS SpinCo. For the avoidance of doubt, Parent shall have no liability hereunder to GRP&E/BCS SpinCo for the amount of any Tax Benefit realized by Alcoa to which Parent is entitled under Upstream Spin TMA, except to the extent of amounts actually paid by Alcoa to Parent in respect thereof.

Article 12.    Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Effective Time. To the knowledge of the Companies, there are no prior intercompany Tax allocation agreements or arrangements solely between or among Parent and/or any of its Subsidiaries, on the one hand, and GRP&E/BCS SpinCo and/or any of its Subsidiaries, on the other hand, and no termination of any such arrangement or agreement, or any settlement of amounts owing in respect of any such arrangement or agreement should be required. To the extent that, contrary to the expectation of the Companies, there is any such intercompany arrangement or agreement in place as of immediately prior to the Effective Time, (a) such arrangement or agreement shall be deemed terminated as of the Effective Time, and (b) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled as promptly as practicable. Upon such settlement, no further payments by or to Parent or any of its Subsidiaries or by or to GRP&E/BCS SpinCo or any of its Subsidiaries with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement.

Article 13.    Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article 14.    Treatment of Payments; Tax Gross-Up.

Section 14.01   Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as otherwise agreed between the Companies or as otherwise required by applicable Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) the GRP&E/BCS Cash Payment as a payment made pursuant to the Contribution; (b) any payment required by this Agreement or by the Separation and Distribution Agreement (other than the GRP&E/BCS Cash Payment) as, as applicable, (i) a contribution by Parent to GRP&E/BCS SpinCo or a distribution by GRP&E/BCS SpinCo to Parent or a contribution by Alcolux to an Internal Spinco or a distribution by an Internal Spinco to Arcolux, as the case may be, occurring immediately prior to the First Distribution, the Second Distribution or the External Distribution, as applicable (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (ii) an adjustment to the purchase price, or (iii) as payments of an assumed or retained liability, (c) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment, (d) any GRP&E/BCS True-up Payment or Parent True-up Payment (as such terms are defined in the Separation and Distribution Agreement) as described in Section 2.9(d) of the Separation and Distribution Agreement and (e) the payment contemplated by Section 2.9(e) of the Separation and Distribution Agreement as described in Section 2.9(d) of the Separation and Distribution Agreement.

Section 14.02   Tax Gross-Up. If, notwithstanding the manner in which payments described in clause (b) of Section 14.01 were reported, there is an adjustment to the Tax Liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.

Section 14.03   Interest. Anything herein to the contrary notwithstanding, to the extent one Company (such Company in its capacity as an indemnitor, an “Indemnitor”) makes a payment of interest to the other Company (such Company in its capacity as an indemnitee, an “Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 15.    Disagreements.

Section 15.01   Dispute Resolution. The Companies desire that collaboration will continue between them. Accordingly, they shall try, and they shall cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Advisor Dispute”) between any member of the Parent Group and any member of the GRP&E/BCS Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If, within thirty (30) Business Days such good faith negotiations do not resolve the Tax Advisor Dispute, then the matter shall be referred to such Tax Advisor as the Companies mutually agree. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall resolve the Tax Advisor Dispute according to such procedures as the Tax Advisor deems advisable and shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practicable, but in any event no later than forty-five (45) days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be consistent with the terms of this Agreement, and if so consistent, shall be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Article 17, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation and Distribution Agreement.

Section 15.02   Injunctive Relief. Nothing in this Article 15 shall prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Tax Advisor (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Article VII of the Separation and Distribution Agreement) could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Parent and GRP&E/BCS SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and GRP&E/BCS SpinCo shall cause its respective Group members not to commence any dispute resolution procedure other than through such Company as provided in this Article 15.

Article 16.    Late Payments. Any amount owed by one Company to another Company under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent (2%), compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article 16 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 16 or the interest rate provided under such other provision.

Article 17.    Expenses. Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 18.    General Provisions.

Section 18.01   Counterparts; Entire Agreement; Corporate Power. (a)This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Companies and delivered to the other Company.

(b)               The Separation and Distribution Agreement, this Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Companies with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Companies other than those set forth or referred to herein or therein.

(c)               Parent represents on behalf of itself and each other member of the Parent Group, and GRP&E/BCS SpinCo represents on behalf of itself and each other member of the GRP&E/BCS Group, as follows:

(i)                 each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)              this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)               Each Company acknowledges that the delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Company expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Company to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Company at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

Section 18.02   Governing Law.

(a)               This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Company to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)               Subject to the provisions of Article 15, each of the Companies hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating hereto, and each of the Companies hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

Section 18.03   Assignability. This Agreement shall be binding upon and inure to the benefit of the Companies and their successors and permitted assigns; provided, however, that neither Company may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Company, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Company’s rights and obligations under this Agreement in whole in connection with a Change of Control of a Company so long as the resulting, surviving or transferee Person assumes all the obligations of such Company by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Company.

Section 18.04   Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Companies and are not intended to confer upon any other Person any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 18.05   Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Companies at the following addresses (or at such other address for a Company as shall be specified in a notice given in accordance with this Section 18.05):

If to Parent, to:

Arconic Inc.
390 Park Avenue
New York, NY 10022
Attention: Chief Legal Officer
Email:       Kate.Ramundo@howmet.com

If to GRP&E/BCS SpinCo, to:

Arconic Rolled Products Corporation
201 Isabella Street
Pittsburgh, PA 15212
Attention: Chief Legal Officer
Email:       Diana.Toman@arconic.com

A Company may, by notice to the other Company, change the address to which such notices are to be given.

Section 18.06   Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Companies shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Companies.

Section 18.07   Force Majeure. No Company shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Company claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Company of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 18.08   No Set-Off. Except as expressly set forth in this Agreement or as otherwise mutually agreed to in writing by the Companies, neither Company nor any member of such Company’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Company or any member of its Group arising out of this Agreement.

Section 18.09   Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 18.10   Waivers of Default. Waiver by a Company of any default by the other Company of any provision of this Agreement must be in writing and shall not be deemed a waiver by the waiving Company of any subsequent or other default, nor shall it prejudice the rights of the other Company. No failure or delay by a Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 18.11   Specific Performance. Subject to the provisions of Article 15, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Company that is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Companies agree that (a) the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, and (b) any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Companies.

Section 18.12   Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Company, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 18.13   Interpretation. In this Agreement (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including the Separation and Distribution Agreement, this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (i) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to March 31, 2020.

Section 18.14   Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, consequential, special, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 18.15   Performance. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Parent Group. GRP&E/BCS SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the GRP&E/BCS Group. Each Company (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Company’s obligations under this Agreement or the transactions contemplated hereby.

Section 18.16   Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Companies and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Companies have caused this Tax Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

ARCONIC INC.

By:	/s/ Kenneth J. Giacobbe
	Name	Kenneth J. Giacobbe
	Title:	Chief Financial Officer

[Signature Page to Tax Matters Agreement]

ARCONIC ROLLED PRODUCTS CORPORATION

By:	/s/ Timothy D. Myers
	Name:	Timothy D. Myers
	Title:	Chief Executive Officer

[Signature Page to Tax Matters Agreement]